                                                                      Exhibit 12


                                        Nine Months Ended                     Years Ended December 31,
                                    ---------------------------------------------------------------------------------
                                    September 29, September 30,
(In Millions)                           2001           2000         2000       1999       1998       1997       1996
                                    ---------------------------------------------------------------------------------
Pretax income (loss)(1)               $(3,613)       $ 1,888      $ 2,328    $ 1,434    $(1,230)   $ 1,814    $ 1,626
Capitalized interest                  $   (12)       $     0      $   (18)   $     0    $     0    $     0    $     0
Fixed charges
 (as calculated below)                $   741        $   498      $   806    $   568    $   460    $   342    $   388
                                      -------        -------      -------    -------   --------    -------    -------
Earnings (2)                          $(2,884)       $ 2,386      $ 3,116    $ 2,002    $  (770)   $ 2,156    $ 2,014
                                      =======        =======      =======    =======    =======    =======    =======
Fixed charges:
Interest expense                      $   635        $   414      $   680    $   399(3) $   348    $   234    $   290
Rent expense interest factor          $   106        $    84      $   126    $   169    $   112    $   108    $    98
                                      -------        -------      -------    -------    -------    -------    -------
Total fixed charges (2)               $   741        $   498      $   806    $   568    $   460    $   342    $   388
                                      =======        =======      =======    =======    =======    =======    =======
Ratio of earnings to fixed charges        -- (4)         4.8          3.9        3.5        -- (4)     6.3        5.2
                                      =======        =======      =======    =======    =======    =======    =======

(1)-After adjustments required by Item 503 (d) of SEC Regulation S-K.

(2)-As defined in Item 503 (d) of SEC Regulation S-K.

(3)-The Company was a guarantor of Iridium's $750 million guaranteed credit agreement. On November 15, 1999, the Company satisfied its guarantee obligations under this agreement by paying approximately $743 million to the banks providing loans under the agreement. Included with this payment was approximately $3 million in interest charges which have been aggregated in the 1999 total interest expense used for the calculation of total fixed charges.

(4)-Earnings were inadequate to cover fixed charges for the nine months ended September 29, 2001 by $3.6 billion and for the year ended December 31, 1998 by $1.2 billion.